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PERSONAL AND CONFIDENTIAL
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September 19, 2001


Board of Directors
Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City
Arlington, VA 22202


Re: Amendment No. 3 to Registration Statement (File No. 333-63734) of Archstone-Smith Trust


Ladies and Gentlemen:

Reference is made to our letter, dated May 31, 2001, confirming our oral opinion, dated as of May 3, 2001, as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, of Charles E. Smith Residential Realty, Inc. ("Smith Residential") of the Exchange Ratio (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 3, 2001 (as amended and restated as of May 3, 2001), by and among Smith Residential, Charles E. Smith Residential Realty, L.P., an affiliate of Smith Residential, Archstone Communities Trust and New Garden Residential Trust.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Smith Residential in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Smith Residential has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary; Fairness Opinions; Smith Residential," "The Merger; Smith Residential's Reasons for the Merger; Recommendation of Smith Residential's Board" and "The Merger; Opinion of Goldman Sachs" and to the inclusion of the foregoing opinion in the Joint Proxy
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Board of Directors
Charles E. Smith Residential Realty, Inc.
September 19, 2001
Page Two






Statement/Prospectus included in the above-referenced Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-referenced version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.